EXHIBIT 23.2


                          INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference in this Registration Statement of The AES Corporation on Form S-4 of our report dated February 28, 1997 relating to the financial statements of Companhia Energetica de Minas Gerais -- CEMIG as at and for the years ended December 31, 1996 and 1995 prepared in accordance with accounting principles generally accepted in Brazil, which appears in Item 7 of the Current Report on Form 8-K of The AES Corporation dated July 16, 1997 and to the reference to us under the headings "Experts" in the Prospectus which is part of such Registration Statement.

/s/ Price Waterhouse
-------------------------
Auditores Independentes
Belo Horizonte, MG-Brazil
January 23, 1998